Exhibit 99.2

NEWS RELEASE: April 28, 2004	Contact:	Heather Beshears
Vice President,
Corporate Communications
Duraswitch Industries, Inc.
Tel: 480.586.3357
heather@duraswitch.com

DURASWITCH ANNOUNCES RESULTS FOR FIRST QUARTER 2004

PHOENIX, Ariz. (April 28, 2004) - Duraswitch (NASDAQ: DSWT), a developer and licensor of electronic switch technologies, today announced financial results for the quarter ended March 31, 2004.

Duraswitch continued to show improvement in its operating results. The net loss for the first quarter 2004 was $420,000, or $0.04 per share, compared to a net loss of $725,000, or $0.08 per share, for the first quarter of 2003. The company also showed sequential improvement over the $529,000 or $0.06 per share net loss in the fourth quarter 2003.

Licensing revenue for the first quarter 2004 was $180,000, a 13% increase over the first quarter 2003 licensing revenue of $159,000. For each of the three-month periods, recognition of revenue from the Delphi license agreement generated $102,000 of licensing revenue, representing 57% and 64% of licensing revenue in 2004 and 2003, respectively. The majority of the increase in licensing revenue was due to increases in the quantities of royalty-bearing PushGate® pushbutton and thiNcoder® rotary dial licensed components. Duraswitch receives a per-switch royalty as licensees purchase components or manufacture products using its PushGate, thiNcoder and MagnaMouse™ cursor control technologies.

Commenting on the quarter, Bob Brilon, president and CEO, said, “This quarter exemplifies our cost-cutting efforts. Our licensing structure allows us to create a lean organization and still push forward with the commercialization of our technologies. Our structure is in place and we have cash. In addition, the minimum cash royalty guarantee through our exclusive license with Delphi gives us strong footing to focus on commercialization of our technologies.”

“First quarter design reviews were relatively consistent with first quarter last year, but not as strong as the fourth quarter. This quarter brought new designs in familiar applications such as gas pumps and medical equipment. We are excited to see new applications such as a fingerprint scanner, solid-state radio transmitter and beverage dispenser. Industrial controls applications continue to be one of the strongest sectors for our technologies, with several new designs received during the quarter. None of these designs have gone into production yet. Revenue for the quarter reflects prior designs, which are low volume design wins,” Brilon continued.

Total cost of goods sold for the first quarter increased due to an increase in the cost of licensed components, and increased sales of other low margin, unique materials which we sell to our licensees as an additional service. As a result, gross margin for the quarter was 78%. This is lower than the company’s historical average gross margin.

“While we expect our gross margin to fluctuate quarter to quarter, we continue to expect the average margins to be in the 85-95% range. We are also working with material suppliers on volume pricing for the benefit of our licensees. Our goal is for our licensees to obtain high quality materials at the best price possible while maintaining the integrity of the technology,” said Brilon.

The company significantly reduced total operating expenses through cost-cutting initiatives implemented in 2002 and 2003. For the first quarter 2004, total operating expenses were $569,000, a 36% decrease compared to the first quarter 2003 expenses of $885,000. Reductions in occupancy associated with the reductions in personnel contributed to a 23% decrease in total operating expenses compared to the fourth quarter 2003. The full impact of the cost cutting initiatives was reflected in the first quarter 2004.

Duraswitch reported $3.7 million in cash at March 31, 2004 and the company has no debt. Net cash used during the quarter was $540,000, a substantial reduction compared to $970,000 in the first quarter 2003.

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Duraswitch Announces Results for First Quarter 2004 — 2

Brilon said, “Increasingly, we are seeing licensee design wins using various configurations of our core technologies such as the Large Key PushGate, the dual-output PushGate and the High-Impact PushGate. Licensees are also winning projects with thiNcoder and MagnaMouse technologies. These technologies can offer significant advantages. We believe more exposure brought to these benefits through continued training of our licensees’ sales teams and publication of licensee design successes will help our licensees win additional business.”

Duraswitch continues to see success with technology advancements. Peel-and-Place PushGate Island, a single-key pushbutton alternative, was introduced to licensees during the quarter. Also, recently introduced PushFlex technology was honored with SMT Magazine’s Vision Award for components.

“These newer technologies broaden our portfolio of royalty-bearing technologies,” Brilon continued. “Our licensee network benefits from a growing tool box of switch designs to add to their product offerings. We will continue to focus on commercializing our existing group of technologies and leveraging our licensee base as new technologies are identified.”

About Duraswitch

Duraswitch is a licensor of patented, enabling technologies. The company was founded on a novel new electronic switch technology — pushbuttons, rotary dials, mouse controls — that can be used in a wide range of commercial and industrial controls. Licensing its intellectual property to established switch manufacturers and OEMs, Duraswitch brings together its expertise in switch design with their marketing and manufacturing capabilities to commercialize these technologies. Duraswitch has executed license agreements with 29 manufacturers worldwide including Siemens AG and Delphi Corp., and formed technology alliances with manufacturers of complementary products including Three-Five Systems and FLEXcon. With this global network, Duraswitch’s business model can easily be used to take additional innovative technologies to commercialization partners.

Visit www.duraswitch.com or call 480.586.3300 for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements regarding the potential for commercialization of our technologies through our licensees, our expectations of gross margin percentages, licensees’ ability to successfully market and manufacture products using our technologies, and the benefits of introducing and marketing new technologies. Risks and uncertainties that could cause results of operations to differ materially from those projected include lack of market acceptance of our technologies, Delphi’s non-performance under their exclusive license agreement, underestimating the length of time required to develop sufficient licensing revenue to create a net profit, unanticipated expenses related to protecting our intellectual property, increased sales and marketing expenses and other uncertainties, as described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year-ended December 31, 2003. These forward-looking statements represent our beliefs as of the date of the press release and we disclaim any intent or obligation to update these forward-looking statements.

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DURASWITCH INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2004	2003
NET LICENSING REVENUE:	$179,645	$159,027
COST OF GOODS SOLD:	38,713	17,053

Gross profit	140,932	141,974

OPERATING EXPENSES:
Selling, general and administrative	437,578	574,588
Research, development and commercial application engineering	131,529	310,440

Total operating expenses	569,107	885,028

LOSS FROM OPERATIONS	(428,175)	(743,054)
OTHER INCOME — Net	8,395	18,227

NET LOSS	$(419,780)	$(724,827)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.04)	$(0.08)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	9,591,893	9,604,688

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	March31,	December31,
	2004	2003
	(Unaudited)
Cash and cash equivalents	$3,717,053	$4,256,978
Total assets	5,665,232	6,243,304
Long-term debt, net of current portion	—	—
Total stockholders’ equity	$3,955,335	$4,372,995